EXHIBIT 99.1

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Westmoreland Coal Company Announces Appointment of Senior
Vice President – Coal Operations and Corporate Controller
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Colorado Springs, CO – June 17, 2011 — Westmoreland Coal Company (NASDAQ GM: WLB) today announced the promotion of two employees to new roles within the Company. Mr. Joseph Micheletti, former Mine Manager of the Company’s Jewett Mine, was promoted to Senior Vice President – Coal Operations overseeing mining operations and Mr. Russell Werner, former Director of Accounting, was promoted to Corporate Controller.

Mr. Micheletti holds a Bachelor of Science degree in Mineral Processing Engineering from Montana College of Mineral Science and Technology. He joined Westmoreland in August 1998 and has held several key leadership positions at several Westmoreland mining projects, prior to his promotion in June 2011.  Mr. Micheletti has worked in the production, maintenance, processing, and engineering disciplines of the mining industry for 24 years and sits as a Director of the Rocky Mountain Coal Mining Institute.

Mr. Werner joined Westmoreland in June 2006 and was named Director of Accounting in April 2008. Prior to joining Westmoreland, Mr. Werner worked for nine years in public accounting. Mr. Werner holds a Bachelor of Science degree in Accounting and became a certified public accountant in 1994.

Westmoreland Coal Company, which recently listed on the NASDAQ Global Market exchange, is the oldest independent coal company in the United States. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

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Contact: Kevin Paprzycki (719) 442-2600